EX-99.B4.h. Asset Allocation Rider

Asset Allocation Rider

This rider limits Investment Option allocations and restricts Transfers under the Base Contract.  On each Quarterly Anniversary, we reallocate Contract Values in accordance with the provisions that follow.

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control. Defined terms and contractual provisions are set forth in the Base Contract, or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider section.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary. Quarterly Anniversaries also include Rider Anniversaries.

Rider Anniversary
A twelve-month anniversary of the Rider Effective Date.

Investment Option and Asset Allocation Restrictions

Purchase Payments
We allocate Additional Purchase Payments according to your instructions, subject to the Maximum Allowable Allocation.  You can only make Additional Purchase Payments during the Purchase Payment Period shown on the Contract Schedule.

Quarterly Rebalancing and Investment Option Allocation and Transfer Restrictions
On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, we rebalance the Contract Value, and any Bonus Value, in each of your selected Investment Options according to the Required Individual Allocation. We only allow you to make Investment Option transfers as long as you do not exceed the Maximum Allowable Allocation restrictions.

The Investment Options in the Equity and Fixed Income groups are shown on the Contract Schedule.  We cannot move Investment Options between these groups after the Rider Effective Date, but we may add or remove Investment Options from the Base Contract in the future. If we do, we will provide written notice regarding additions to or deletions from the Investment Option groups.

Maximum Allowable Allocation
On the Rider Effective Date, the Maximum Allowable Allocation for the Equity group is set out in the Maximum Allowable Allocation Table shown on the Contract Schedule.

On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary does not occur on a Business Day, we calculate the new Maximum Allowable Allocation for the Equity group, which is the lesser of:
(a)	the current Maximum Allowable Allocation for the Equity group; or
(b)	the Maximum Allowable Allocation for the Equity group as set out in the Maximum Allowable Allocation Table.

The maximum decrease that can occur in any twelve-month period to the Maximum Allowable Allocation for the Equity group is 15%.

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Investment Option and Asset Allocation Restrictions continued from the previous page

Required Allocation
On the Rider Effective Date, the Required Allocation for the Equity and Fixed Income groups is according to your allocation instructions for future Purchase Payments.

On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary does not occur on a Business Day, we rebalance the new Required Allocation for the Equity and Fixed Income groups as follows:

Equity group.  The new Required Allocation for the Equity group is the lesser of:
(a)	the current Required Allocation for the Equity group; or
(b)	the new Maximum Allowable Allocation for the Equity group.

Fixed Income group.  The new Required Allocation for the Fixed Income group is equal to 100% minus the new Required Allocation for the Equity group.

Required Individual Allocation
On the Rider Effective Date, the Required Individual Allocation for each of your selected Investment Options is according to your allocation instructions for future Purchase Payments.

On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary does not occur on a Business Day, we rebalance the Contract Value, and any Bonus Value, in your selected Investment Options according to the new Required Individual Allocation.

The new Required Individual Allocation formula is (a) multiplied by (b) divided by (c), where:
(a)	is the new Required Allocation for the Investment Option group on the current Quarterly Anniversary,
(b)	is the Required Individual Allocation at the end of the prior Business Day, and
(c)	is the Required Allocation for the Investment Option group at the end of the prior Business Day.

Because we require allocations to Investment Options to be whole percentages, we round the Required Individual Allocation to the nearest whole percentage.  If you change your allocation instructions, they must comply with the current Maximum Allowable Allocation restrictions and they become the new Required Allocation for the Equity group, the Fixed Income group, and the new Required Individual Allocation.

General Provisions

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
(a)	The termination of the Base Contract.
(b)	The termination of the optional benefit associated with this Rider.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America

[                                                                                                                ]
Gretchen Cepek                                                            Walter White
           Secretary                                                                               President

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